Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Thomas P. Matthews	Charles Messman, Todd Kehrli
Chief Strategy Officer	MKR Group
949-362-5800	323-468-2300
ir@mkr-group.com

SMITH MICRO SOFTWARE REPORTS RECORD REVENUE QUARTER
Revenues Increase 22.2% to a Company Record $34.0 Million;
Third Quarter Diluted EPS of $0.09 GAAP, $0.23 Non-GAAP
Aliso Viejo, CA, November 3, 2010 — Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the mobility market, today reported financial results for its 2010 third quarter ended September 30, 2010.
“We achieved our sixth consecutive quarter of record revenue growth in the third quarter and delivered outstanding bottom-line results,” said William W. Smith Jr., President and CEO of Smith Micro Software. “Wireless and mobility product sales continued to drive growth in our business and were up 38% year-over-year, reflecting increasing customer recognition for the value of our Smart Mobility software products and platform.”
Mr. Smith continued, “The coming deployments of higher speed networks such as LTE will drive and attract new users to mobile broadband services. We see additional growth opportunities for our software portfolio to serve this expanding set of users with broader demographic characteristics.”
Smith Micro reported record revenue of $34.0 million for the third quarter ended September 30, 2010, a 22.2% increase over the $27.8 million reported in the third quarter ended September 30, 2009.
Third quarter gross profit on a GAAP basis of $30.2 million increased $5.9 million, or 24.5%, from the third quarter ended September 30, 2009. On a non-GAAP basis (which excludes amortization of intangibles, stock compensation and non-cash tax expense), third quarter gross profit was $31.8 million, an increase of $6.3 million, or 24.8%, from the same quarter last year.

SMSI Q3 2010 Press Release	Page 2 of 7
GAAP gross profit as a percentage of revenue was 88.9% for the third quarter of 2010, compared with 87.3% for the same quarter last year. Non-GAAP gross profit as a percentage of revenue was 93.5% for the third quarter of 2010, compared to 91.6% for the same quarter last year.
GAAP net income for the third quarter of 2010 increased to $3.1 million or $0.09 per diluted share, which compared to the third quarter of 2009 of $2.0 million, or $0.06 per diluted share.
Non-GAAP net income for the third quarter of 2010 increased to $7.9 million, or $0.23 per diluted share, compared to $6.6 million, or $0.20 per diluted share, reported in the third quarter of 2009.
Fully diluted weighted average common shares outstanding as of September 30, 2010, were 34.7 million compared to 33.1 million weighted average common shares outstanding as of September 30, 2009.
For the nine months ended September 30, 2010, the Company reported revenues of $95.2 million, a 22.7% increase from $77.6 million for the nine months ended September 30, 2009.
GAAP gross profit of $83.8 million increased $18.2 million, or 27.7%, for the nine months ended September 30, 2010, compared to $65.6 million for the nine months ended September 30, 2009. Non-GAAP gross profit (which excludes amortization of intangibles, stock compensation and non-cash tax expense) was $88.4 million for the nine months ended September 30, 2010, an increase of $19.1 million, or 27.5%, from the same period last year.
GAAP gross profit as a percentage of revenue was 88.0% for the nine months ended September 30, 2010, compared with 84.6% for the same period last year. Non-GAAP gross profit as a percentage of revenue was 92.8% for the nine months ended September 30, 2010, compared to 89.3% for the same period last year.
GAAP net income for the nine months ended September 30, 2010 was $6.6 million, or $0.19 per diluted share, compared to a GAAP net income for the nine months ended September 30, 2009, of $3.5 million, or $0.11 per diluted share.
Non-GAAP net income for the nine months ended September 30, 2010 increased 28.9% to $20.9

SMSI Q3 2010 Press Release	Page 3 of 7
million, or $0.60 per diluted share, as compared to $16.2 million, or $0.50 per diluted share, for the nine months ended September 30, 2009.
Total cash, cash equivalents, and short-term investments have increased $11.7 million during the first nine months of the year to $57.5 million.
The Company uses a non-GAAP reconciliation of gross profit, income before taxes, net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.
Financial Guidance:
Smith Micro Software is reiterating its previous guidance for fiscal year 2010 of revenue of $125 million to $135 million.
Investor Conference Call:
Smith Micro Software will hold an investor conference call to discuss the Company’s third quarter results at 4:30 p.m. Eastern time today, November 3, 2010. The call can be accessed by dialing (877) 941-1467 and providing the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software, Inc.:
Smith Micro Software, Inc. creates new possibilities by developing mobile applications and solutions to solve customer problems. Leveraging our broad market insight, we develop new applications that put you in control of your digital lifestyle. Our portfolio of products and services spans Connectivity Management, Communications and Content Management solutions.

SMSI Q3 2010 Press Release	Page 4 of 7
Smith Micro also provides server software applications and services to help its customers manage their software investments.
More information about Smith Micro Software (NASDAQ: SMSI) can be found at www.smithmicro.com.
Safe Harbor Statement:
This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s net revenues guidance for fiscal 2010, its financial prospects and other projections of its performance, the company’s ability to increase its business and the anticipated timing and financial performance of its new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc.
All other trademarks and product names are the property of their respective companies.
Note: Financial Schedules Attached

SMSI Q3 2010 Press Release	Page 5 of 7
Smith Micro Software, Inc.
Reconciliation of GAAP to Non-GAAP Results
(in thousands, except per share amounts — unaudited)

		Stock			Non-
	GAAP	Compensation	Amortization	Taxes	GAAP
Three Months Ended 09/30/10:
Gross profit	$30,237	$23	$1,536	$0	$31,796
Income before taxes	$5,944	$2,766	$2,257	$0	$10,967
Net income	$3,094	$2,766	$2,257	($232)	$7,885
EPS-diluted	$0.09	$0.08	$0.06	$0.00	$0.23

Three Months Ended 09/30/09:
Gross profit	$24,280	$27	$1,166	$0	$25,473
Income before taxes	$4,259	$2,405	$2,127	$0	$8,791
Net income	$1,981	$2,405	$2,127	$80	$6,593
EPS-diluted	$0.06	$0.07	$0.07	$0.00	$0.20

Nine Months Ended 09/30/10:
Gross profit	$83,759	$76	$4,546	$0	$88,381
Income before taxes	$12,565	$8,472	$6,804	$0	$27,841
Net income	$6,571	$8,472	$6,804	($969)	$20,878
EPS-diluted	$0.19	$0.24	$0.20	($0.03)	$0.60

Nine Months Ended 09/30/09:
Gross profit	$65,609	$156	$3,532	$0	$69,297
Income before taxes	$7,705	$7,480	$6,411	$0	$21,596
Net income	$3,536	$7,480	$6,411	($1,230)	$16,197
EPS-diluted	$0.11	$0.23	$0.20	($0.04)	$0.50

SMSI Q3 2010 Press Release	Page 6 of 7
Smith Micro Software, Inc.
Statements of Operations for the Three and Nine Months Ended September 30, 2010 and 2009
(in thousands, except per share amounts — unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Revenues	$34,008	$27,820	$95,227	$77,594
Cost of revenues	3,771	3,540	11,468	11,985

Gross profit	30,237	24,280	83,759	65,609

Operating expenses:
Selling and marketing	7,344	5,946	22,032	18,371
Research and development	10,972	9,229	31,195	26,066
General and administrative	6,059	4,967	18,082	13,962

Total operating expenses	24,375	20,142	71,309	58,399

Operating income	5,862	4,138	12,450	7,210
Interest and other income	82	121	115	495

Income before taxes	5,944	4,259	12,565	7,705
Income tax expense	2,850	2,278	5,994	4,169

Net income	$3,094	$1,981	$6,571	$3,536

Earnings per share:
Basic	$0.09	$0.06	$0.19	$0.11
Diluted	$0.09	$0.06	$0.19	$0.11

Weighted average shares outstanding:
Basic	34,274	32,523	34,091	32,182
Diluted	34,736	33,145	34,560	32,641

SMSI Q3 2010 Press Release	Page 7 of 7
Smith Micro Software, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$12,302	$14,577
Short term investments	45,222	31,284
Accounts receivable, net	32,277	24,147
Income tax receivable	980	980
Inventory, net	382	406
Prepaid and other assets	1,106	1,506
Deferred tax asset	2,693	2,696

Total current assets	94,962	75,596
Equipment & improvements, net	10,339	8,193
Goodwill	94,231	94,320
Intangible assets, net	21,537	27,662
Other assets	190	163

TOTAL ASSETS	$221,259	$205,934

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,140	$4,215
Accrued liabilities	11,519	11,359
Deferred revenue	2,098	1,317

Total current liabilities	17,757	16,891

Deferred rent and other long-term liabilities	170	70
Deferred tax liability	997	994

Total non-current liabilities	1,167	1,064

Stockholders’ equity:
Common stock	34	33
Additional paid in capital	191,550	183,756
Accumulated other comprehensive loss	(12)	(2)
Accumulated earnings	10,763	4,192

Total stockholders’ equity	202,335	187,979

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$221,259	$205,934